Exhibit 99.1

Isonics Receives Letter From Nasdaq

GOLDEN, Colo.—(BUSINESS WIRE)—January 12, 2007—Isonics Corporation (NASDAQ: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that it received a staff determination letter from the Nasdaq Stock Market Listings Qualification Department notifying the Company that its common stock is not in compliance with the $1.00 per share minimum bid price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) and is subject to delisting from the Nasdaq Capital Market.  Because (based on the most recently published financial statements) the Company does not have more than $5 million in shareholders’ equity, it is not eligible for the automatic 180-day extension for compliance provided by Marketplace Rule 4310(c)(8)(D).

Under the Nasdaq rules, Isonics is entitled to and will, prior to January 17, 2007, request a hearing with a Nasdaq Listings Qualification Panel to attempt to obtain an additional period to regain compliance with the Nasdaq listing requirements.  The Company expects to present alternative plans for regaining compliance with the Nasdaq listing requirements.  Pending a decision by the Panel, the Company’s shares will remain listed on the Nasdaq Capital Market.  If the Panel does not find one of the Company’s approaches to be acceptable, it could result in an immediate delisting of the Company’s common stock. In such an event, the Company expects to seek a listing on Nasdaq’s Over-the-Counter Bulletin Board.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor Products and Services, and (3) Life Sciences. Isonics is a world leader in isotopically engineered materials and through its semiconductor division, it provides 300-millimeter products and services, wafer thinning and silicon-on-insulator wafers, for the semiconductor industry. Isonics' Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Additional information may be obtained at the Company's Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's 10-KSB for the year ended April 30, 2006 and reports subsequently filed with the Securities and Exchange Commission, which include the Company's historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:

Isonics Corporation

James E. Alexander, 303-279-7900

Andrew Hellman

CEOcast, Inc. for Isonics, 212-732-4300